UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Markel Corporation

(Name of Registrant as Specified In Its Charter)

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Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

Notice is hereby given that the 2005 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Monday, May 23, 2005, starting at 4:30 p.m.

The purposes for which the meeting is being held are:

1. To elect a Board of Directors consisting of 8 persons to serve for the ensuing year;

2. To ratify or reject the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005;

3. To consider the adoption of the Markel Corporation Executive Bonus Plan; and

4. To transact such other business as may properly come before the meeting.

It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2004 is being mailed to you with this Notice and the Proxy Statement.

You are cordially invited to attend the meeting.

By Order of the Board of Directors

Leslie A. Grandis

Secretary

March 31, 2005

4521 Highwoods Parkway

Glen Allen, Virginia 23060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2005

The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held May 23, 2005, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about March 31, 2005. The Board of Directors has fixed the close of business on March 24, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,840,273 shares of Common Stock were outstanding and entitled to vote at the meeting.

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy or as the shareholder otherwise directs in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

March 31, 2005

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 3, 2005, except as otherwise noted, by (i) each director; (ii) each person named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and persons named in the Summary Compensation Table as a group. For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Direct Ownership		Other Ownership		Total Beneficial Ownership	Percent
Alan I. Kirshner	61,714[a]		240[b]		61,954	*
Anthony F. Markel	302,769[c]		27,561[d]		330,330	3.35%
Steven A. Markel	301,054		147,282[e]		448,336	4.55%
Darrell D. Martin	38,243		3,500[b]		41,743	*
Thomas S. Gayner	23,842[f]		2,447[g]		26,289	*
Paul W. Springman	17,448[f]		4,200[b]		21,648	*
J. Alfred Broaddus, Jr.	-0-[h]		-0-		-0-	*
Douglas C. Eby	6,201[i]		—	[j]	6,201	*
Leslie A. Grandis	18,019[i]		525[b]		18,544	*
Stewart M. Kasen	10,817[i]		—		10,817	*
Jay M. Weinberg	1,048[i]		—		1,048	*
All directors and persons named in the Summary Compensation Table as a group	781,155		185,755		966,910	9.82%
Robert E. Torray & Co., Inc.,	683,156	[j]	—		—	6.94%
Torray Corp., Robert E. Torray, Douglas C. Eby, 7501 Wisconsin Avenue, Suite 1100 Bethesda, MD 20814
Ariel Capital Management, LLC.,	1,371,607[k]		—		—	13.93%
200 E. Randolph Drive, Suite 2900 Chicago, IL 60601

*	Less than 1% of class

[a]	Includes 20,000 shares pledged by Mr. Kirshner to secure delivery obligations under prepaid variable forward contracts.

[b]	Owned by spouse as to which beneficial ownership is disclaimed.

[c]	Includes 46,001 shares pledged by Mr. Anthony Markel to secure delivery obligations under prepaid variable forward contracts.

[d]	Includes 9,491 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,443 shares held in trust for his children and for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 9,627 shares held as trustee for the benefit of Mr. Anthony F. Markel’s children as to which he disclaims beneficial ownership. Includes 6,000 shares held by Mr. Markel’s wife as to which shares he disclaims beneficial ownership.

[e]	Includes 4,375 shares held as trustee and partial beneficiary of a testamentary trust, 81,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 22,936 shares held as co-trustee for the benefit of Mr. Kirshner’s children, 23,845 shares held as co-trustee for the benefit of Mr. Anthony F. Markel’s children, and 14,400 shares held as trustee under a trust for non-employee directors under the Company’s 1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership.

[f]	Excludes 1,238 Restricted Stock Units subject to vesting requirements.

[g]	Includes 447 shares held as trustee for the benefit of his wife and 2,000 shares held by Mr. Gayner’s wife as to all of which shares Mr. Gayner disclaims beneficial ownership.

[h]	Excludes 1,000 Restricted Stock Units granted to Mr. Broaddus which vest ratably over a five-year period from the date of grant (August 2004) but will not be issued until 2009.

[i]	Excludes 1,000 Restricted Stock Units which vest ratably over a five-year period from the date of grant (May 2003) but will not be issued until 2008.

[j]	Based upon an Amended Schedule 13G filed by the named individuals and entities on February 14, 2005. Robert E. Torray & Co., Inc. has shared voting and investment power with respect to these shares. In accordance with written procedures adopted by his employer, Mr. Douglas C. Eby, President of Robert E. Torray & Co., Inc., exercises no voting or investment control over these Markel shares and accordingly Mr. Eby disclaims beneficial ownership as to these shares.

[k]	Based upon an Amended Schedule 13G filed on February 14, 2005.

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company’s Board of Directors presently consists of eight directors. All Board members are expected to attend the Company’s annual meeting absent unusual circumstances. Each of the nominees named below, except Mr. Broaddus who joined the Board in August 2004, attended the Company’s annual meeting in 2004.

Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.

It is expected that each of the nominees will be able to serve, but in the event that any nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, the eight nominees receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
ALAN I. KIRSHNER, 69 Chairman of the Board of Directors and Chief Executive Officer since September 1986. President from 1979 to March 1992.	1978

ANTHONY F. MARKEL, 63 President and Chief Operating Officer since March 1992. Executive Vice President from 1979 to March 1992. Director of Hilb, Rogal & Hobbs Company.	1978

STEVEN A. MARKEL, 56 Vice Chairman since March 1992. Treasurer from October 1986 to August 1993. Executive Vice President from October 1986 to March 1992. Director of S&K Famous Brands, Inc.	1978

J. ALFRED BROADDUS, JR., 65 Private Investor; President of Federal Reserve Bank of Richmond from 1993 to 2004. Director of Albemarle Corporation, Owens & Minor, Inc. and T. Rowe Price Group Inc.	2004

DOUGLAS C. EBY, 45 President of Robert E. Torray & Co. Inc., an independent money management firm located in Bethesda, Maryland since 1992. Vice President of The Torray Fund, an investment fund managed by The Torray Corporation.	2001

LESLIE A. GRANDIS, 60 Secretary since February 1989. Partner, McGuireWoods LLP, Richmond, Virginia, attorneys-at-law, since 1974. Director of Cornerstone Realty Income Trust, Inc.; CSX Trade Receivables Corporation.	1987

STEWART M. KASEN, 65 President, CEO and Director, S&K Famous Brands, Inc., Richmond, Virginia, since April 2002. President, Schwarzschild Jewelers, Richmond, Virginia, from September 2001 to April 2002. Private Investor from October 1999 to August 2001. Director of K2 Inc.; Department 56, Inc.; and The Singer Companies.	1987

JAY M. WEINBERG, 72 Chairman Emeritus, Hirschler Fleischer, a professional corporation, attorneys-at-law; member of firm since 1959. Director of First Capital Bank.	2003

Section 16(a) Beneficial Ownership Reporting Compliance

During 2004, due to inadvertent oversight, (1) the sale by Alan Kirshner on March 15, 2004 of 6,792 shares of Common Stock under a Rule 10b5-1 trading plan was reported late on Form 4 on March 23, 2004 and (2) the delivery by Anthony Markel on June 1, 2004 of 36,225 shares of Common Stock in satisfaction of a 2-year forward contract was reported late on Form 4 on July 6, 2004.

Family Relationships

Anthony F. Markel and Steven A. Markel are first cousins.

Corporate Governance; Committees of the Board of Directors

The Board of Directors has adopted Corporate Governance Guidelines and written charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The Corporate Governance Guidelines and the written charters for each of these Committees are published on the Company’s website, www.markelcorp.com. Shareholders may also obtain printed copies of the Guidelines and the Committee charters by writing Mr. Bruce Kay, Vice President of Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671. The Audit Committee Charter was amended and restated May 11, 2004 and is attached to this proxy statement as Appendix A. A table reflecting Committee membership with the chair of each Committee denoted with an asterisk follows:

	Audit	Compensation	Nominating/Corporate Governance
J. Alfred Broaddus, Jr.	Member
Douglas C. Eby	Member	Member	Member
Leslie A. Grandis		Member*	Member
Stewart M. Kasen	Member*		Member
Jay M. Weinberg	Member	Member	Member*

The Board has determined that each of Messrs. Broaddus, Eby, Grandis, Kasen and Weinberg are “independent” of management under applicable New York Stock Exchange rules and certain categorical standards for determining independence adopted by the Nominating/Corporate Governance Committee. Those standards are as follows:

A director is considered independent without further Board determination if the director meets NYSE standards and unless:

•	The director or a member of his or her immediate family is or has been an employee within the past three years. Employment as an interim Chairman or CEO shall not disqualify a director from being independent following that employment.

•	The director or a member of his or her immediate family has received, in any 12 month period within the past three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation.

•	The director or a member of his or her immediate family is, or within the past three years has been, affiliated with or employed in a professional capacity by, a present or former or internal or external auditor of the Company.

•	The director or a member of his or her immediate family is, or within the past three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that company’s compensation committee.

•	The director is an employee, or a member of his or her immediate family is an executive officer, of a company that made payments to or received payments from the Company for property or services in amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

•	The director or a member of his or her immediate family is an executive officer of a tax exempt organization which in any single fiscal year receives contributions from the Company in an amount greater than $1,000,000.

•	The director or a member of his or her immediate family receives discounted goods or services from the Company if the value of such discount exceeds $100,000 in any single fiscal year.

For these purposes “immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The independent directors meet regularly in executive session without management at each scheduled Board meeting and at such other times as the independent directors deem appropriate. At each meeting of independent directors one of the independent directors serves as the “chair” or “presiding” director for that meeting. This role is rotated among independent directors in alphabetical order. Any shareholder wishing to communicate with the independent directors should write to Independent Directors in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

Compensation of Directors

Each non-employee director received for services as a director during 2004 an annual fee of $10,000, plus $1,250 for each regular or special director’s meeting attended and reimbursement of expenses incurred in connection with attending meetings. Committee members received a fee of $1,250 for each committee meeting attended on a day other than a regularly scheduled board meeting. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company’s Employee Stock Purchase and Bonus Plan (the “Stock Plan”). Under this plan amounts specified by a director are withheld from a director’s fees and forwarded to an independent administrator who purchases shares of the Company’s Common Stock on behalf of the director participant. In addition the Company provides a “bonus” of 10% of the net increase in shares owned under the plan in a calendar year. Mr. Eby and Mr. Weinberg participated in the Stock Plan during 2004, purchasing 64 and 72 shares for approximately $18,750 and $21,250, respectively and receiving bonus shares worth $2,264 and $2,575, respectively. The Company also offers loans to all employees to facilitate the purchase of shares under this plan. To comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), effective as of July 30, 2002 executive officers and directors may no longer receive new loans under the Stock Plan. Messrs. Kasen, Grandis and Eby have previously borrowed under the Stock Plan. See “Certain Transactions.”

In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the “Directors Plan”) which provided for one-time automatic awards to non-employee directors of options to purchase 6,000 shares of the Company’s Common Stock. This plan terminated, as to future grants, on December 31, 1998. The Directors Plan was amended in early 1999 to permit participants to defer receipt of shares of Common Stock upon exercise of options. Three non-employee directors previously exercised options and deferred receipt of shares under the Directors Plan.

During 2003, non-employee directors (Messrs. Eby, Grandis, Kasen, and Weinberg ) were each awarded 1,000 Restricted Stock Units under the Markel Corporation Omnibus Incentive Plan. Each Unit represents the right to receive one share of Common Stock. The Units vest ratably over five years with no shares to be issued until the end of five years. Mr. Broaddus received a similar award upon his appointment to the Board in 2004.

Effective as of the date of the next annual meeting of shareholders (May 23, 2005), the Board has approved a change in the compensation of non-management directors to eliminate all meeting fees and instead provide for an annual meeting fee of $30,000. The Board also expects that upon issuance of shares under previously granted restricted stock unit awards, or if a new non-management director joins the Board, the Board will approve new awards of restricted stock units with the amount and terms of such awards to be determined at that time.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is appointed by the Board to identify individuals qualified to become Board members; assists the Board in reviewing the independence, skills and characteristics of Board members as well as the size and composition of the Board; recommends to the Board the director nominees for the next annual meeting of shareholders; recommends to the Board director nominees for each committee of the Board; and oversees the governance of the Corporation including recommending to the Board Corporate Governance Guidelines for the Corporation.

While the Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. Among the most important qualities are personal and professional ethical standards, integrity and values. Candidates should have personal or professional experience which will contribute to the Company’s success and they should be committed to representing the long-term interests of all of the shareholders and should not have any interests which conflict with service with the Company. Directors must also have practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

Any shareholder wishing to recommend a nominee for consideration, should write to the Chairman of the Nominating/Corporate Governance Committee in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

All of the current nominees for director are standing for reelection to the Board except for Mr. Broaddus who was added to the Board, upon the recommendation of the Nominating/Corporate Governance Committee, in August 2004. Mr. Broaddus was recommended to the Committee by a non-management director.

The Nominating/Corporate Governance Committee held two meetings during 2004.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which is applicable to all directors and associates, including executive officers. The Company has posted the Code of Conduct on its website, www.markelcorp.com. The Company intends to disclose any amendments to the Code of Conduct, as well as any waivers for directors or executive officers, by posting such information on its website. Shareholders may obtain printed copies of the Code of Conduct by writing Mr. Bruce Kay, Vice President of Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee is appointed by the Board to review and approve corporate goals relevant to compensation for executive officers; evaluate executive officer performance and in light of that performance approve annual and long term compensation; administer incentive stock plans and approve or recommend executive incentive compensation plans and equity based plans in which executive officers and members of the Board participate. The Committee also discusses succession planning with the Chief Executive Officer and other executive officers and periodically reports its views to the full Board.

The Compensation Committee held two meetings during 2004.

The following table provides compensation information for the Company’s Chief Executive Officer and other executive officers.

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Annual Compensation		Long Term Compensation Restricted Stock Unit Awards ($)(2)	All Other Compensation ($)(3)
		Salary ($)	Bonus ($)
Alan I. Kirshner Chairman and CEO	2004 2003 2002	474,039 450,000 403,462	625,000 180,000 0	— — —	111,058 99,736 100,947

Anthony F. Markel President and COO	2004 2003 2002	474,039 450,000 403,462	625,000 180,000 0	— — —	159,522 145,702 131,046

Steven A. Markel Vice Chairman	2004 2003 2002	474,039 450,000 403,462	625,000 180,000 0	— — —	122,948 112,594 101,737

Darrell D. Martin Executive Vice President and CFO	2004 2003 2002	437,019 369,616 326,923	562,500 170,000 0	— — —	54,909 43,850 46,079

Thomas S. Gayner Executive Vice President and Chief Investment Officer	2004 2003 2002	412,019 400,000 250,000	531,250 440,000 289,686	398,438 330,000 —	31,835 27,632 28,358

Paul W. Springman Executive Vice President	2004 2003 2002	412,019 400,000 343,269	531,250 440,000 455,000	398,438 330,000 —	66,846 54,046 55,853

(1)	In accordance with applicable rules of the Securities and Exchange Commission, this table excludes all amounts paid under group life, health, hospitalization, medical reimbursement and relocation plans which do not discriminate in scope, terms or operation in favor of persons named in the Summary Compensation Table or directors. This table also excludes for each person named in the Summary Compensation Table the value of perquisites if they do not exceed the lesser of $50,000 or 10% of bonus and salary for such person. See “Certain Transactions - Other Transactions.”

(2)	Mr. Gayner and Mr. Springman received Restricted Stock Units for the years shown with the value reflected in the table above. The number of Units held and their value at December 31, 2004 was 1,238 and $450,632 for each of Mr. Springman and Mr. Gayner. The Units provide for five-year cliff vesting subject to acceleration upon the occurrence of certain events, as more fully described in the “Compensation Committee Report on Executive Compensation - Bonus Plan for Executive Officers.” Holders of Units are not entitled to receive any dividends prior to vesting and issuance of the shares underlying the Units.

(3)	Amounts shown in this column include the Company’s contributions under the Company’s Retirement Savings (401k) Plan in the amount of $18,450 for each person named in the Summary Compensation Table. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $92,608 for Mr. Kirshner, $141,702 for Anthony Markel and $104,498 for Steven Markel pursuant to Employment Agreements which provide for deferred compensation and earnings thereon. Includes for Mr. Martin, Mr. Springman and Mr. Gayner, $23,553, $33,857 and $8,885, respectively, representing the difference between the interest rate charged on loans made to them under the Company’s stock loan plans and 120% of the applicable federal long-term rate at the time the loan was made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). Also includes Company Incentive Payments on “grandfathered” loans under the stock loan program of $12,906, $14,539 and $4,500 for Mr. Martin, Mr. Springman and Mr. Gayner, respectively, see “Certain Transactions-Loan Program” below. In accordance with applicable rules the information in this footnote relates only to 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Messrs. Grandis, Eby, and Weinberg are members of the Compensation Committee of which Mr. Grandis is Chairman. Historically, the Compensation Committee has had responsibility for establishing and reviewing the compensation of the Chairman and CEO, the Vice-Chairman, the President, and the Executive Vice President & Chief Financial Officer (“Senior Executive Officers”), and administering incentive stock plans. Beginning in 2003, the Compensation Committee approved compensation for all other executive officers as well as the Senior Executive Officers.

The Company’s compensation packages for Executive Officers for 2004 consisted of base salary, annual performance based bonuses, contributions to retirement plans, in the case of Messrs. Kirshner, Anthony Markel and Steven Markel, deferred compensation benefits and in the case of Messrs. Gayner and Springman, performance based bonuses payable in Restricted Stock Units.

In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Company’s overall compensation philosophy, which also applies to executive officers, is to establish base salaries at minimum levels deemed to be competitive while providing exceptional performance based bonus opportunities. Annual base salaries for executive officers were set at $500,000 ($450,000 for Mr. Martin) and $425,000 for Messrs. Springman and Gayner effective as of July 1, 2004. In establishing salaries, including Mr. Kirshner’s salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company’s operating performance. In conjunction with amendments to their employment agreements described in more detail under “Employment Agreements” below, base salaries for Messrs. Kirshner, Anthony Markel and Steven Markel were set at $580,000, $554,000 and $540,000, respectively, effective as of January 1, 2005, to reflect the elimination of the ongoing deferral benefit previously available under those individuals’ employment agreements.

In addition to base salary, the Committee approved a bonus plan for Executive Officers in which cash bonuses are paid based on increases in the book value of the Company’s Common Stock (the “Executive Bonus Plan”). The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices.

Bonus Plan For Executive Officers

Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock. The five year average compound growth in book value for the year ended December 31, 2004 was 20% and accordingly, bonuses equal to 125% of base salary were paid to Senior Executive Officers for 2004.

In years prior to 2003, Mr. Springman’s bonus was based on underwriting results and Mr. Gayner’s bonus was based on investment results. The Bonus Plan for Mr. Gayner and Mr. Springman for 2003 and 2004 was similar to that of the Senior Executive Officers but was based on growth in book value per share for the period beginning January 1, 2003 to the measurement date. The two year average compound growth in book value for the year ended December 31, 2004, adjusted to reflect share repurchases, was 20% and accordingly, bonuses equal to 125% of base salary were paid to Mr. Springman and Mr. Gayner for 2004. Amounts paid under the Executive Bonus Plan are reflected in the Summary Compensation Table above.

For calendar year 2005, a sub-committee of the Compensation Committee has established, subject to shareholder approval at the annual meeting, a bonus plan for executive officers based on growth in book value (See, “Approval of Markel Corporation Executive Bonus Plan” below). For 2005, the subcommittee adopted the following schedule of awards for Senior Executive Officers and, as noted above, similar awards for Mr. Gayner and Mr. Springman which will build to a five year average over time. Book value calculations are subject to adjustment to reflect capital or other transactions after January 1, 2003 which impact reported book value per share. For 2005 “base salary” will not include the salary adjustments made to reflect the elimination of deferral benefits as described above.

5 Year Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary
Under 11%	0%
11%	25%
12%	30%
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	100%
19%	110%
20%	125%
21%	145%
22%	170%
23%	200%
24%	250%

The subcommittee also approved, pursuant to the Omnibus Incentive Plan, Restricted Stock Units awards for Mr. Springman and Mr. Gayner equal in value to a specified percentage of base salary and based on the compound growth in book value per share. Each Unit represents the right to receive one share of Common Stock. As with the cash bonus award, this Restricted Stock Unit Award is based on growth in book value from January 1, 2003 to the measurement date, with any future awards anticipated to build over time to a five-year average. The Restricted Stock Units provide for “cliff” vesting (i.e. all at once, not ratably) five years after the end of the year for which the award is made. Early vesting, in whole or in part, may occur in the event of death, disability, retirement, following a change in control and job loss or in the event the Committee determines the executive had an approved termination of employment. In the event of early vesting the shares will generally not be issued until the end of the five year period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if (i) the executive is terminated for cause, (ii) the executive becomes associated with a business which competes with the Company, or (iii) the Committee determines the executive has engaged in conduct detrimental to the interests of the Company.

The value of Restricted Stock Unit awards are reflected in the Summary Compensation Table above.

For calendar year 2005 the subcommittee has awarded Restricted Stock Units to each of Mr. Gayner and Mr. Springman as follows:

Restricted Stock Units, expressed in dollars as a percentage of base salary, will be based on growth in book value per share of Common Stock. For 2005, the relevant measure will be growth in book value per share averaged for the period beginning January 1, 2003 to December 31, 2005. Book value calculations are subject to adjustment to reflect capital or other transactions which impact reported book value per share.

Growth in Book Value Per Share	Value of Restricted Stock Units As % of Base Salary
Under 11%	0%
11%	18.75%
12%	22.5%
13%	30%
14%	37.5%
15%	45%
16%	56.25%
17%	67.5%
18%	75%
19%	82.5%
20%	93.75%
21%	108.75%
22%	127.5%
23%	150%
24%	187.5%

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation (such as restricted stock unit awards and, if approved by shareholders, the Executive Bonus Plan described above) that meets certain requirements will not be subject to the deduction limit. Based on the results achieved for 2004 the Committee recommended, and the Board approved, the Executive Bonus Plan and submitting it for shareholder approval so that future payments under this plan will not be subject to the 162(m) deduction limit. The Committee will retain discretion to make bonus payments outside of the Executive Bonus Plan but the Committee expects such payments, if any, will be unusual and based on unique circumstances. The Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to minimize the loss of tax deductions in future years as long as doing so is consistent with the Committee’s objectives for management compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

Leslie A. Grandis, Chairman, Douglas C. Eby, Jay M. Weinberg

Performance Graph

The following graph compares the cumulative total return (based on share price) on the Company’s Common Stock with the cumulative total return of companies included in the S&P 500 Index and the Dow Jones Property and Casualty Insurance Companies Index. This information is provided in accordance with SEC requirements and is not necessarily indicative of future results.

	1999	2000	2001	2002	2003	2004
Markel Corporation	100	117	116	133	164	235
S&P 500	100	91	80	62	80	89
Dow Jones Property & Casualty Insurance	100	163	157	146	181	200

•	$100 invested on 12/31/99 in stock or index—including reinvestment of dividends. Fiscal years ending December 31.

Stock Ownership Guidelines

During 2004, the Board adopted Stock Ownership Guidelines applicable to the Company’s Executive Officers and senior officers (currently 13 persons) of the Company and its subsidiaries (“Senior Officers”). The guidelines require Executive Officers to acquire and maintain ownership of stock with a value at least equal to five times base salary. Senior Officers are required to acquire and maintain ownership of stock with a value at least equal to three times base salary. Newly hired or newly promoted officers are expected to reach these minimum levels of ownership within three to five years. Restricted Stock Unit awards are not considered “owned” for these purposes until fully vested. As of the date of this proxy statement, all Executive Officers and 11 Senior Officers met or exceeded these guidelines. The other Senior Officers have recently joined the Company and are building their ownership in accordance with the guidelines.

Employment Agreements

The Company has entered into employment agreements with Mr. Kirshner, Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive’s employment without cause. In response to the American Jobs Creation Act of 2004 (“AJCA”), which among other matters imposes excise taxes on certain types of deferred compensation, the agreements were amended as of January 1, 2005 to eliminate ongoing deferrals while ‘grandfathering’ deferrals made prior to December 31, 2004. In conjunction with the amendments, base salaries were adjusted to $580,000, $554,000 and $540,000 for Messrs. Kirshner, Anthony Markel and Steven Markel, respectively, to reflect the elimination of the ongoing deferral benefit.

Each executive has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive’s death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company’s obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination (beginning six months after termination if certain AJCA provisions apply). The agreements also provide for annual salary reviews, bonuses by the Board of Directors, and certain additional benefits.

Amounts of deferred compensation previously set aside will continue to accrue interest at the rate of 8% per annum on the amount set aside. The deferred compensation benefit is payable at a time elected by the executive or failing an election upon the executive’s death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Internal Revenue Code. Amounts accrued for the year ended December 31, 2004, are included in the Summary Compensation Table in the “All Other Compensation” column. As of December 31, 2004 total amounts accrued for Messrs. Kirshner, Anthony Markel and Steven Markel were $257,000, $1,197,000 and $887,000, respectively.

The Company has entered into similar agreements with Mr. Gayner, Mr. Martin and Mr. Springman but these agreements do not provide for deferred compensation benefits. In January of 2005 Mr. Martin announced he would move to a reduced time status with the Company effective at this year’s annual meeting. The Company expects to modify the terms of Mr. Martin’s employment agreement effective as of that date and such changes will be publicly reported when made.

In addition, the agreements with Mr. Gayner and Mr. Springman provide for the payment of salary and benefits for 12 months following the executive’s termination of employment for Good Reason following a Change in Control. Subject to compliance with covenants regarding confidentiality and non-competition, at the end of such 12 month period the executive will also be entitled to receive a lump sum payment equal to the amount of bonus, if any, paid to the executive for the calendar year preceding the year in which termination occurs. For these purposes “Good Reason” means a reduction in aggregate salary and bonus opportunity; a material reduction in duties or responsibilities; a material change in working conditions compared to similarly situated executives or a change by more than 50 miles in the location from which the executive is expected to perform his duties. “Change in Control” means generally the liquidation or dissolution of the Company; the acquisition of 20% or more of the Company’s outstanding shares; a business combination involving the Company or a change in a majority of the incumbent Board of Directors of the Company, in each case unless the owners of 50% or more of the Company’s outstanding voting securities prior to the transaction remain the owners of 50% or more of the outstanding voting securities of the Company or other resulting entity following a transaction.

Certain Transactions

Loan Program

In order to encourage employee and director share ownership, the Company’s Stock Plan includes a loan program component (the “Loan Program”) available to all employees and non-employee directors. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers will continue in accordance with their terms in effect on July 30, 2002. The Loan Program is designed to facilitate the purchase of shares of the Company’s Common Stock. In 2000, the Loan Program was amended to provide for an incentive payment if the Company’s growth in book value goals are met. This incentive payment feature was extended to all outstanding loans as well.

The incentive payment feature applicable to the “grandfathered” loans for executive officers and directors is based on a five-year compound annual growth in book value (“Company Incentive Payment”) as follows:

5 year Average Compound Annual Growth in Adjusted Book Value Per Share	Company Incentive Payment as % of Original Loan Balance
Under 15%	0%
15%	1.25%
16%	2.0%
17%	2.75%
18%	3.5%
19%	4.25%
20%	5%
21%	5.75%
22%	6.5%
23%	7.25%
24%	8.0%
25%	8.75%
Over 25%	Discretionary

For these purposes, book value is adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued. The five-year average compound growth in adjusted book value per share for 2004 was 15% and accordingly Company Incentive Payments equal to 1.25% of the original loan balance were made on “grandfathered” loans under the Loan Program. These payments were $4,500, $12,906 and $14,539 for Messrs. Gayner, Martin and Springman, respectively and are reflected in the “All Other Compensation” column of the Summary Compensation Table. Non-management directors with “grandfathered” loans include Messrs. Eby, Grandis and Kasen and Company Incentive Payments of $12,500, $6,250 and $6,250 respectively, were paid to those individuals under these provisions.

All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Gayner, Martin, Springman and Eby and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time, must be repaid in the event of an employee’s termination, or in the event a non-employee director ceases to be a director, and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the Loan Program (including bonus shares awarded in connection with the Loan Program) without the Company’s prior consent.

The largest aggregate amount of principal and interest outstanding during 2004 on stock loans made to the named officers and directors was as follows: Douglas C. Eby—$939,772; Thomas S. Gayner—$267,182; Leslie A. Grandis—$261,021; Stewart M. Kasen—$261,021; Darrell D. Martin—$733,295; Paul W. Springman—$1,089,687. At December 31, 2004 the amount of interest and principal outstanding on stock loans to the named officers and directors was as follows: Douglas C. Eby—$875,252; Thomas S. Gayner—$245,058; Leslie A. Grandis—$209,726; Stewart M. Kasen—$209,726; Darrell D. Martin—$661,355; Paul W. Springman—$1,016,669.

Other Transactions

Markel Gayner Asset Management Corporation, a Company subsidiary, provides investment advisory services to the Company and private clients. Certain private clients, including Company employees, several executive officers and a non-management director, receive a 50% discount on the fees charged by Markel Gayner. The amount of the discount in 2005 for the individuals named in the Summary Compensation Table and/or trusts or other entities related to them and a non-management director were as follows: Alan I. Kirshner—$23,127; Anthony F. Markel—$46,732; Steven A. Markel—$51,804; Darrell D. Martin—$11,188; Stewart M. Kasen—$3,637.

Mr. Kirshner’s spouse, son-in-law and sister-in-law are each employed by a Company subsidiary as Executive Producer, Divisional Vice President and Product Line Team Leader, respectively. For 2004, total compensation to Mr. Kirshner’s spouse was less than $60,000. Total salary and performance based bonuses for Mr. Kirshner’s son-in-law and sister-in-law were $291,000 and $167,000, respectively. Cre Run Enterprises, LLC, an entity controlled by Mr. Kirshner, purchased insurance on an arm’s length basis from Company subsidiaries during 2004 for total premiums of approximately $62,500.

Steven A. Markel’s daughter joined the Company in 2005 as a Sponsorship Marketing Specialist.

The Company owns a  1/7th interest in Dominion Citation Group, L.C. (“Dominion”), a limited liability company formed to own and operate a private aircraft. The Company’s initial investment in Dominion was approximately $160,000. Steven Markel and Mr. Kirshner also own  1/7th interests in Dominion. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates believed to be more favorable than those generally available in the market. During 2004, the Company made total payments of approximately $152,000 to Dominion.

Gary L. Markel is the brother of Anthony F. Markel and was a director until May 2004. Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned or controlled by Gary L. Markel, place insurance with and on behalf of the Company. For 2004, the Company paid $1,732,422 in commissions to those entities.

McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.

Stock Plans For Employees

At December 31, 2004 the Company had no outstanding options under the 1986 Stock Option Plan, which expired on November 3, 1996.

The following table provides information, as of December 31, 2004. As of year end no executive officer or director held options to acquire Common Stock.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Darrell D. Martin	10,000	2,296,400	0	0	—	—

(1)	Difference between fair market value and exercise price on date of exercise.

Equity Compensation Plan Information

The following table presents information as of December 31, 2004 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (including Restricted Stock Units)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[a]
Equity Compensation Plans Approved by Shareholders	12,691[b]	$0	137,309[c]
Equity Compensation Plans Not Approved by Shareholders	1,627[d]	$0	45,935[e]
Total	14,318	$0	183,244

[a]	The Company has no outstanding options, warrants or rights under the Markel Corporation Omnibus Incentive Plan. This column excludes shares to be issued in respect of outstanding restricted stock units under the Markel Corporation Omnibus Incentive Plan and shares to be issued upon exercise of outstanding options under the Octavian Stock Option Plan.

[b]	Represents shares to be issued in respect of outstanding restricted stock units under the Markel Corporation Omnibus Incentive Plan.

[c]	Shares of Common Stock eligible for issuance or purchase on the open market under the Markel Corporation Omnibus Incentive Plan.

[d]	Outstanding options under Octavian Stock Option Plan.

[e]	Shares of Common Stock eligible for issuance or purchase on the open market under the Markel Corporation Employee Stock Purchase and Bonus Plan.

Summary Description of the Company’s Equity Compensation Plans Not Approved by Shareholders

Markel Corporation Employee Stock Purchase and Bonus Plan

The Employee Stock Purchase and Bonus Plan provides a method for employees and directors to purchase shares of the Company’s Common Stock on the open market. The Stock Plan has not been approved by shareholders. The Stock Plan provides for the award of bonus shares to participants at the rate of 10% of the net increase in the number of shares of Common Stock owned by a participant in a given year.

In order to encourage employee and director share ownership, the Company’s Stock Plan includes a loan program component (the “Loan Program”) available to all employees and non-employee directors. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers will continue in accordance with their terms in effect on July 30, 2002. The Loan Program also provides for the award of bonus shares to participants at the rate of 5% of the new shares purchased through the Loan Program. The Loan Program also provides for an incentive payment if the Company’s growth in book value goals are met.

Octavian Stock Option Plan

In connection with the Company’s acquisition of Markel International in March 2000, the Company provided for the conversion of options under Markel International’s Octavian Stock Option Plan (“Octavian Plan”) into options to purchase Company Common Stock. The Octavian Plan has not been approved by shareholders. The Octavian Plan provides for the grant of options to former and current members of management of Octavian (now Markel Syndicated Management Limited) based on profit commissions receivable by Markel Syndicate Management for the 1997 to 2000 years of account at Lloyd’s. All outstanding options have a nominal exercise price and are fully exercisable. Options expire seven years from the date of grant. No further options will be issued under this plan.

Compensation Committee Interlocks And Insider Participation

As noted above, the members of the Compensation Committee during 2004 were Messrs. Grandis, Eby, and Weinberg (and Mr. Kasen until May 2004). Messrs. Grandis, Eby and Kasen participated in the Company’s Loan Program and as a result had indebtedness outstanding to the Company at December 31, 2004 of $209,726, $875,252, and $209,726, respectively. In addition, McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company. Steven Markel, the Company’s Vice Chairman, serves on the board of directors (but not the compensation committee) of S&K Famous Brands, Inc. Mr. Kasen, is President and Chief Executive Officer of S&K Famous Brands, Inc. See-”Certain Transactions.”

SELECTION OF AUDITORS

KPMG LLP, independent registered public accountants, has been selected by the Audit Committee of the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of KPMG LLP, the selection of other independent auditors will be considered by the Audit Committee.

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Corporation’s internal audit function. In addition, the Committee provides an avenue for communication between internal audit, the independent auditors, financial management and the Board.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. In making this determination the Board considered, among other things, the experience described under “Election of Directors” above and other experience considered by the Board to be relevant as summarized below:

Mr. Broaddus-As past President of the Federal Reserve Bank of Richmond, supervised the chief financial officer and other accounting personnel. His duties also included regulatory oversight of member banks and their holding companies, many of which were publicly traded. Mr. Broaddus has a Ph. D. in economics.

Mr. Eby-As President of Robert E. Torray & Co. Inc., supervises and has ultimate oversight responsibility for financial officers preparing financial statements for the company. He has in excess of 20 years of experience in the investment advisory business including review and analysis of financial statements and periodic reports of numerous public and private businesses.

Mr. Kasen-As Chief Executive Officer of several publicly traded companies, has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served, or currently serves, on the audit committee of several publicly traded companies and he has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Mr. Weinberg-As President of his law firm (for 15 years) he actively supervised the business and financial management of the firm. He has served, or currently serves, on the audit committee of several companies and he has over 40 years experience as a lawyer serving numerous public and private companies. In his law practice and as a private investor he has had extensive experience in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

The Audit Committee held seven meetings during 2004.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted by the Board of Directors, the most recent version being attached as an appendix to this proxy statement. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for attesting to management’s assertions regarding internal controls.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures from KPMG regarding all independence related relationships required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and other professional standards and regulatory requirements. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by KPMG is compatible with maintaining independence and has discussed with KPMG their independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by KPMG LLP has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee also pre-approves all audit services and permitted non-audit services to be performed by KPMG LLP. The Audit Committee has delegated authority for pre-approval between meetings to one or more members of the Committee, provided any decision to grant pre-approval is presented to the full Committee at its next scheduled meeting.

MEMBERS OF THE AUDIT COMMITTEE

Stewart M. Kasen, Chairman, J. Alfred Broaddus, Jr., Douglas C. Eby, Jay M. Weinberg

Audit Fees

The aggregate fees billed to the Company by KPMG LLP for audit services for 2004 and 2003 were $4,530,155 and $2,548,800, respectively. Approximately $1.8 million of the 2004 audit fees relate to KPMG’s audit of internal control over financial reporting.

Audit-Related Fees

The aggregate fees billed to the Company by KPMG LLP for audit-related services for 2004 and 2003 and not otherwise reported in the preceding paragraph, primarily employee benefit plan audits and internal control documentation assistance, were $59,018 and $92,855, respectively.

Tax Fees

The aggregate fees billed to the Company by KPMG LLP for tax services for 2004 and 2003, primarily tax planning, tax compliance and executive tax services, were $171,896 and $257,192, respectively.

All Other Fees

The aggregate fees billed to the Company by KPMG LLP for all other services for 2004 and 2003, primarily actuarial certifications, were $141,067 and $100,585, respectively. None of the services provided by KPMG LLP consisted of financial information systems design or implementation services.

APPROVAL OF MARKEL CORPORATION EXECUTIVE BONUS PLAN

As described above under “Executive Compensation” the Company has for many years awarded annual cash bonuses to executive officers based on achievement of growth in book value goals. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. Based on the results achieved for 2004, the Compensation Committee recommended, and the Board approved, modifying the Executive Bonus Plan and submitting it for shareholder approval so that future payments under this plan will not be subject to the 162(m) deduction limit. The Committee will retain discretion to make bonus payments outside of the Executive Bonus Plan but the Committee expects such payments, if any, will be unusual and based on unique circumstances.

A brief description of the Markel Corporation Executive Bonus Plan (the Plan) is set forth below.

Administration and Eligibility

The Plan is administered by the Compensation Committee (or a sub-committee therof) of the Board of Directors. The Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. All present and future executive officers of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the Plan. The Company currently has six executive officers eligible for awards under the Plan.

Bonus Awards

Bonus awards are subject to the achievement of pre-established performance goals and will be administered to comply with the requirements of Section 162(m). Performance goals will relate to growth in book value. The Committee will set target and maximum amounts payable under each performance award. Book value for purposes of a bonus award may be increased or decreased by the Committee to reflect transactions not in the ordinary course which may affect book value, including but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting book value. The employee receives the appropriate payments at the end of the performance period if the performance goals (and other terms and conditions of the award) are met. Bonus awards will be payable in cash. The aggregate maximum cash amount payable under the Plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made prior to the 90th day of the period for which the performance award relates and prior to the completion of 25% of such period.

Modification of Plan and Awards

The Company’s Board of Directors can amend or terminate the Plan at any time, except that only shareholders can approve amendments that would (i) materially change or impact which employees are eligible to participate in the Plan; or (ii) materially change the benefits that eligible employees may receive under the Plan. However, the Company’s Board of Directors can amend the Plan as necessary and without shareholder approval to ensure that the Plan continues to comply with Section 162(m) of the Code.

New Plan Benefits

Subject to shareholder approval of the Plan, a subcommittee of the Compensation Committee has made bonus awards to six executive officers for 2005 performance as described in the “Compensation Committee Report on Executive Compensation” above. The bonus amount payable pursuant to these awards is dependent upon future events and is therefore not determinable at this time. The following table shows the amount of bonus that would have been awarded this year assuming that (i) the Plan had been in effect last year; and (ii) similar awards had been made to the same employees last year. This information is identical to the amounts included in the Summary Compensation Table above.

EXECUTIVE BONUS PLAN BENEFITS

Name and Position	Dollar Value ($)
Alan I. Kirshner Chairman and CEO	625,000

Anthony F. Markel President and COO	625,000

Steven A. Markel Vice Chairman	625,000

Darrell D. Martin Executive Vice President and CFO	562,500

Thomas S. Gayner Executive Vice President and Chief Investment Officer	531,250

Paul W. Springman Executive Vice President	531,250

Executive Group	3,500,000

Non-Executive Director Group	0

Non-Executive Officer Employee Group	0

Vote Required

Approval of the Markel Corporation Executive Bonus Plan requires the affirmative vote of the holders of a majority of the shares of common stock voting at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than December 1, 2005 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder.

For shareholder proposals not included in the Company’s proxy statement for the 2006 Annual Meeting, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power in the circumstances set forth in Rule 14a- 4(c) of the Exchange Act unless the shareholder making a proposal (i) notifies the Company Secretary of the proposal by February 14, 2006 and (ii) otherwise follows the procedures specified in Rule 14a-4(c).

By Order of the Board of Directors

Leslie A. Grandis

Secretary

March 31, 2005

APPENDIX A

MARKEL CORPORATION

AUDIT COMMITTEE CHARTER

The following shall constitute the Audit Committee Charter (the “Charter”) of the Board of Directors of Markel Corporation (“the Corporation”):

I.	ORGANIZATION

There shall be constituted a standing committee of the Board of Directors of the Corporation (the Board”) to be known as the Audit Committee (the “Committee”).

II.	COMPOSITION AND SELECTION

The Committee will be comprised of three or more directors as determined by the Board, each of whom must be “independent” under the rules of the New York Stock Exchange, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. Each member shall also be “financially literate,” and at least one member of the Audit Committee must have “accounting or related financial management expertise,” as such qualifications are interpreted by the Board of Directors in its business judgment. If the Board has determined that a member of the Audit Committee is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (“SEC”), it may presume that such member has accounting or related financial management expertise.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Corporation’s annual proxy statement.

The members of the Committee shall be appointed by the Board at the Board’s annual meeting and may be removed by the Board. The members of the Committee shall serve for one year or until their successors are duly elected and qualified. The Chairman of the Committee shall be elected by the full Board, but in his or her absence, the remaining members of the Committee may designate by majority vote a member to serve as acting Chair.

III.	PURPOSE

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Corporation’s internal audit function. In addition, the Committee provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Committee and the Board as representatives of the shareholders. The Committee will make regular reports to the Board concerning its activities.

IV.	LIMITATIONS

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to determine whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to plan or conduct audits. This is the responsibility of management and the independent auditor. The Committee shall be entitled to rely on the integrity of the individuals and the organizations within and outside the Corporation from whom it receives information and the accuracy of the information provided to them by such individuals and organizations absent actual knowledge to the contrary. The Committee does not, and is not expected to, provide any expert or special assurance as to the Corporation’s financial statements or as to the independent auditors’ work.

V.	AUTHORITY

The Committee shall have the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Corporation. In that regard, the Committee will have the authority to take the steps it deems necessary to direct employees of the Corporation to internally investigate the matter or approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with requests made by members of the Committee.

The Corporation will provide for adequate funding, as determined by the Committee, for payment of (i) compensation of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (ii) compensation of any advisors employed by the Committee as necessary to carry out its duties, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

VI.	MEETINGS

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions periodically with the chief financial officer, independent auditors and internal audit.

VII.	DUTIES

The duties of the Committee are as follows:

1.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

2.	Conduct a review annually of the Committee’s performance and report thereon to the Board.

3.	Be directly responsible for the appointment (subject to shareholder ratification), compensation, retention and oversight of the work of the independent auditors (including resolution of any disagreements between management and the independent auditors regarding financial reporting).

4.	Pre-approve all auditing services and permitted non-audit services to be performed by the independent auditor. The Committee may delegate authority for pre-approval to one or more members provided any decision to grant pre-approval is presented to the full Committee at its next scheduled meeting.

5.	Establish hiring policies for employees or former employees of the independent auditors.

6.	Review with the Corporation’s management, internal audit and independent auditors the Corporation’s accounting and financial reporting controls, including any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

7.	Review with the Corporation’s management, internal audit and independent auditors (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Corporation’s selection or application of accounting principles, (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, and (iii) the effect of regulatory initiatives, as well as off-balance sheet structures, on the financial statements. Discuss with the independent auditors their judgments about the quality, not just the acceptability, of the Corporation’s accounting principles used in financial reporting.

8.	Review the scope of internal audit’s work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

9.	Review the scope and general extent of the independent auditors’ annual audit. The Committee’s review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

10.	Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Corporation as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

11.	Obtain from the independent auditors, at least annually, a report describing: (i) the firm’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues; and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation.

12.	At the completion of the annual audit, review with management, internal audit and the independent auditors the following:

•	results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

•	significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditors during their audit, including access to all requested records, data and information. Inquire of the independent auditors whether there have been any disagreements with management, which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Corporation’s financial statements.

•	Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 as amended relating to the conduct of the audit.

13.	Receive reports from management concerning interim financial information, and the nature and extent of internal and external audit involvement in reviewing that information.

14.	Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair of any matters that need to be communicated in accordance with SAS 61. Such notification is to be made prior to the related press release or, if not practicable, prior to filing Form 10-Q.

15.	Discuss with the independent auditors the responsibilities, budget, staffing and quality of the Corporation’s financial, accounting and internal audit personnel.

16.	Review with management, internal audit and the independent auditors the methods used to establish and monitor the Corporation’s policies with respect to unethical or illegal activities by employees that may have a material impact on the financial statements.

17.	Discuss with management any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Corporation’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

18.	Discuss with management the type and presentation of information to be included in earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and rating agencies.

19.	Discuss with management the Corporation’s policies with respect to risk assessment and risk management.

20.	Discuss the Corporation’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

21.	Based on review and discussions with management and independent auditors, including but not limited to, receipt and discussion of items mentioned above, recommend to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K and approve the report required under SEC rules to be included in the Corporation’s annual proxy statement. The audit committee charter is to be published as an appendix to the proxy statement every three years or whenever changes are made.

22.	Review the appointment and replacement of the senior internal audit executive.

23.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and the confidential anonymous submission by employees of concerns regarding accounting or auditing matters.

VII.	AMENDMENT

This Charter may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by the Bylaws.

Amended and Restated May 11, 2004.

Appendix not in Proxy Statement

MARKEL CORPORATION

EXECUTIVE BONUS PLAN

1. Purpose. The purpose of the Markel Corporation Executive Bonus Plan (the “Plan”) is to provide a performance-based incentive for executive officers who are in a position to contribute materially to the success of the Company and its Subsidiaries.

2. Definitions.

(a) “Award” means an award made pursuant to the Plan.

(b) “Award Agreement” means the agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Code section 162(m) Award” means an Award intended to satisfy the requirements of Code section 162(m) and designated as such in an Award Agreement.

(f) “Committee” means the committee appointed by the Board as described under Section 4.

(g) “Company” means Markel Corporation, a Virginia corporation.

(h) “Covered Employee” means a covered employee within the meaning of Code section 162(m)(3).

(i) “Executive Employee” means all executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired).

(j) “Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code section 424(e).

(k) “Participant” means an Executive Employee selected from time to time by the Committee to participate in the Plan.

(l) “Performance Award” means an award based on Performance Criteria and the percentage(s), as set forth in an award schedule, that will, when multiplied by a Participant’s base salary, determine the amount of the Participant’s Award.

(m) “Performance Criteria” means the criteria selected by the Committee to measure performance for a Plan Year or Plan Years based on growth in book value. Book value for purposes of a Performance Award may be increased or decreased by the Committee to reflect transactions not in the ordinary course which may affect book value, including but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting book value.

(n) “Plan Year” means the fiscal year of the Company.

(o) “Subsidiary” means, with respect to any corporation, a subsidiary of that corporation within the meaning of Code section 424(f).

3. Eligibility. All present and future Executive Employees shall be eligible to receive Awards under the Plan. The Committee shall have the power and complete discretion to select eligible Executive Employees to receive Awards and to determine for each Participant the terms and conditions and the amount of each Award.

4. Awards.

(a) Each Performance Award shall be evidenced by an Award Agreement setting forth the Performance Criteria, the scale of possible payments based on achievement of that criteria, the maximum bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, that are not inconsistent with the terms of the Plan. Anything else in this Plan to the contrary notwithstanding, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall be equal to the lesser of 250 percent of the Participant’s base salary or $2,500,000. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

(b) The Committee may vary the Performance Criteria, and Performance Awards, from Participant to Participant, Award to Award and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Criteria after an Award has been made.

(c) All determinations regarding the achievement of any Performance Criteria will be made by the Committee; provided, however, that the Committee may not increase the amount of the Award that would otherwise be payable upon achievement of the Performance Criteria. All calculations of actual Awards shall be made by the Committee.

(d) Awards will be paid in a lump-sum cash payment as soon as practicable (and in any case no later than two and one-half months) after the close of the Plan Year for which they are earned; provided, however, that no Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Criteria have been met. Notwithstanding the foregoing provisions of this section 4(d), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to the terms and conditions of Code section 409A and such other terms and conditions as the Committee may determine and as are consistent therewith. If, pursuant to the preceding sentence, a Participant is allowed to elect to defer the payment of an Award, such election must be made at least six months prior to the end of the service period on which the Award is based; provided that, if such service period is less than twelve months, such election must be made prior to the start of the service period.

(e) Whenever payments under the Plan are to be made, the Company and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(f) Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

5. Administration. The Plan shall be administered by a Committee, which shall be appointed by the Board, consisting of not less than two members of the Board. Subject to paragraph (d) below, the Committee shall be the Compensation Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a) The Committee shall have the power and complete discretion to determine (i) which Executive Employees shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) whether a disability exists, (v) the terms and conditions applicable to Awards, and (vi) any additional requirements relating to Awards that the Committee deems appropriate.

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(b) The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d) All members of the Committee must be “outside directors” as described in Code section 162(m).

(e) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

(f) As to any Code section 162(m) Awards, it is the intent of the Company that this Plan and any Code section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, the applicable requirements of Code section 162(m). If any provision of this Plan or if any Code section 162(m) Award would otherwise conflict with the intent expressed in this section 5(f), that provision to the extent possible shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code section 162(m) Award.

6. Nontransferability of Awards. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

7. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on January 1, 2015. No Awards shall be granted under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, (i) if and to the extent required by the Code, no change shall be made that changes the Performance Criteria, or materially increases the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of the Company; and (ii) no change shall be made that accelerates the timing or payment of any Award under this Plan which is determined to constitute nonqualified deferred compensation within the meaning of Code section 409A. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to cause Awards to meet the requirements of Code section 162(m) or Code section 409A, and regulations in each case thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him.

8. Liability of Company. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company nor a Subsidiary, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Executive Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Executive Employee or to eligible Executive Employees generally. Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any Award or Award Agreement) shall confer upon any Executive Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits.

9. Interpretation. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any

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other provision or part hereof. The Plan, the Award Agreements, and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The United States District Court for the Eastern District of Virginia or the Circuit Court for the County of Henrico shall have exclusive jurisdiction over any disputes arising out of or related to this Plan or Awards.

10. Effective Date of the Plan. The Plan shall be effective as of January 1, 2005 and shall be submitted to the shareholders of Markel Corporation for approval. No Award shall be payable to a Covered Employee until the Plan has been approved by the shareholders.

MARKEL CORPORATION

By:
Compensation Subcommittee

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— FOLD AND DETACH HERE —

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Shareholders to be Held May 23,   2005

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 31, 2005 hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation, held of record by the undersigned on March 24, 2005, at the Annual Meeting of Shareholders to be held on May 23, 2005, and any adjournment thereof.

The Board of Directors recommends a vote “FOR” Proposals 1, 2, and 3.

(1) Election of Directors

      ☐ FOR all nominees listed                                                     ☐ WITHHOLD AUTHORITY to vote for all

           (except as indicated to the contrary)                                        nominees listed

Nominees: J. Alfred Broaddus, Jr., Douglas C. Eby, Leslie A. Grandis, Stewart M. Kasen,

Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Jay M. Weinberg

            (INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee’s name on the line provided below.)

(Please date and sign on the reserve side)

— FOLD AND DETACH HERE —

(2) To ratify or reject the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

(3) To approve the Markel Corporation Executive Bonus Plan.

☐ FOR                                    ☐ AGAINST                                    ☐ ABSTAIN

(4) In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

Signature:

Dated:                                                                                                     , 2005

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

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